Exhibit B

REGENCY ENERGY PARTNERS L.P.

COMMON UNIT SALE

Seller:	Regency LP Acquirer, L.P.
Purchasers:
	Hipparchus Fund LP	$339,989.60	(13,934 units	)
	Magnetar Capital Fund II LP	$2,220,009.60	(90,984 units	)
	Magnetar Capital Fund LP	$390,009.60	(15,984 units	)
	MTP Energy Master Fund Ltd	$7,050,014.00	(288,935 units	)

	Total	$10,000,022.80	(409,837 units	)

Amount:	$10,000,022.80

Closing Date:	March 12, 2012

Purchase Unit Price:	$24.40 per Common Unit equal to (A) the volume weighted average closing price of Common Units listed and traded on the NYSE Technologies Global Market, as reported by Bloomberg L.P. on page 1 of screen “VWAP” for a five (5) trading day period, consisting of the five (5) trading days immediately prior to March 9, 2012, multiplied by (B) 0.9541.

Discount:	4.59%

Number of Units:	409,837 units based on $10,000,022.80 divided by the Purchase Unit Price.

Delivery:	Common Unit transfer between brokers (UBS, on behalf of the seller, and Credit Suisse Securities or other brokers designated by Purchasers, on behalf of the Purchasers).

Representations and Warranties	Purchasers acknowledge that Seller and its affiliates may possess material non-public information not known to you regarding or relating to Regency Energy Partners, L.P., including, but not limited to, information concerning the business, financial condition, results of operations, prospects or restricting plans of Regency and Purchasers acknowledge that they have not requested any such information and agree that neither Seller nor its affiliates shall have any liability whatsoever (and you hereby waive and release all claims they otherwise have) with respect to the nondisclosure of any such information, whether before or after the date hereof. To the knowledge of Seller, the Units are listed on the NYSE Technologies Global Market and there is no notice of impending or threatened de-listing. This sale is made pursuant to the Registration Statement which is effective on the date hereof.

Definitions	Registration Statement means Recency’s registration statement (File No. 333-169307) on Form S-3 filed with the Commission on September 10, 2010, as supplemented or amended prior to the execution of this Agreement and declared effective on October 15, 2010.

IN WITNESS WHERE OF, the parties hereto execute this agreement, effective as of the date first above written.

HIPPARCHUS FUND LP

By:	Magnetar Financial LLC, its general partner

By:	/s/ Douglas Litowitz
Name:	Douglas Litowitz
Title:	Counsel

MAGNETAR CAPITAL FUND, LP

By:	Magnetar Financial LLC, its general partner

By:	/s/ Douglas Litowitz
Name:	Douglas Litowitz
Title:	Counsel

MAGNETAR CAPITAL FUND II LP

By:	Magnetar Financial LLC, its general partner

By:	/s/ Douglas Litowitz
Name:	Douglas Litowitz
Title:	Counsel

MTP ENERGY MASTER FUND LTD

By:	MTP Energy Management LLC, its investment manager
By:	Magnetar Financial LLC, its sole member

By:	/s/ Douglas Litowitz
Name:	Douglas Litowitz
Title:	Counsel

REGENCY LP ACQUIRER, L.P.

By:	EFS Regency GP Holdco II, LLC

Its:	General Partner

By:	Aircraft Services Corporation

Its:	Managing Member

By:	/s/ Tyson Yates
Name:	Tyson Yates
Title:	Vice President